As filed with the United States Securities and Exchange Commission on November 12, 2021

Registration No. 333-254935

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bakkt Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7389	98-1550750
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10000 Avalon Boulevard, Suite 1000

Alpharetta, Georgia 30009

Telephone: (678) 534-5849

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Gavin Michael

Chief Executive Officer

10000 Avalon Boulevard, Suite 1000

Alpharetta, Georgia 30009

Telephone: (678) 534-5849

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

J. Matthew Lyons Wilson Sonsini Goodrich & Rosati, P.C. 900 South Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, TX 78746 (512) 338-5400	Marc D’Annunzio General Counsel 10000 Avalon Boulevard, Suite 1000 Alpharetta, Georgia 30009 (678) 534-5849

Approximate date of commencement of proposed sale to the public: Not applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock(1)(2)(3)	25,921,502	$12.36(4)	$320,389,765	$34,954.52
Redeemable warrants(1)(2)(5)	16,516,041	—	—	— (6)
Class A common stock issuable upon exercise of the redeemable warrants(1)(2)(7)	16,516,041	$11.50(8)	$189,934,471.50	$20,721.85
Total			$510,324,236.50	$55,676.37(9)

(1)

Simultaneously with the completion of the Proposed Transaction described herein, the registrant, a Cayman Islands exempted company, intends to effect a deregistration under Section 206 of the Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law (the “Domestication”), pursuant to which the registrant’s jurisdiction of incorporation will be transferred by way of continuation from the Cayman Islands to the State of Delaware and the name of the registrant will be changed to “Bakkt Holdings, Inc.” (the “Company”).

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)

Represents (i) 20,737,202 of Class A Ordinary Shares (including Class A Ordinary Shares included in units) issued by the registrant in its initial public offering registered on Form S-1 (SEC File No. 333-248619) and (ii) of 5,184,300 Class B Ordinary Shares, which Class A and Class B Ordinary Shares, as a result of the Domestication, will automatically be converted by operation of law into shares of Class A common stock.

(4)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Ordinary Shares on The Nasdaq Capital Market on March 29, 2021 in accordance with Rule 457(f)(1) under the Securities Act.

(5)

Represents (i) 10,368,601 redeemable warrants issued by the registrant in its initial public offering registered on Form S-1 (SEC File No. 333- 248619) (including redeemable warrants included in units) and (ii) 6,147,440 warrants issued by the registrant in a private placement concurrently with the initial public offering, which warrants altogether, as a result of the Domestication, will become warrants to acquire the same number of shares of Class A common stock of the Company at the same price and on the same terms set forth in the respective warrant agreement.

(6)	No registration fee is required pursuant to Rule 457(g) under the Securities Act.
(7)

Represents the number of shares of Class A common stock issuable upon exercise of warrants pursuant to their terms. Each whole warrant will entitle the warrant holder to purchase one share of Class A common stock of the Company at a price of $11.50 per share.

(8)	Represents the exercise price of the warrants.
(9)	Previously paid.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-4 (the “Post-Effective Amendment”) amends the Registration Statement on Form S-4 of Bakkt Holdings, Inc. (f/k/a VPC Impact Acquisition Holdings) (the “Registrant”) (Registration No. 333-254935), as amended prior to the date hereto (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “Commission”) on September 17, 2021. This Post-Effective Amendment No. 1 is being filed to correct a typographical error in footnote (7) to Calculation of Registration Fee table set forth in the Registration Statement. In the Registration Statement, the word “quarter” was inadvertently included in the sentence “Each whole warrant will entitle the warrant holder to purchase one share of Class A common stock of the Company at a price of $11.50 per ~~quarter~~ share.” (strikethrough added for emphasis) Nothing in this Post-Effective Amendment shall be deemed to modify any other provision of the Registration Statement, including, but not limited to, the description of warrants or the Warrant Agreement (as defined in the Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on November 12, 2021.

BAKKT HOLDINGS, INC.

By:	/s/ Gavin Michael
Name:	Gavin Michael
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 12, 2021:

Signature	Title

/s/ Gavin Michael Gavin Michael	Chief Executive Officer, Director (Principal Executive Officer)

/s/ Andrew LaBenne Andrew LaBenne	Chief Financial Officer (Principal Financial Officer)

/s/ Karen Alexander Karen Alexander	Chief Accounting Officer (Principal Accounting Officer)

/s/ Michelle Goldberg Michelle Goldberg	Director

/s/ David C. Clifton David C. Clifton	Director

/s/ Kristyn Cook Kristyn Cook	Director

/s/ Gordon Watson Gordon Watson	Director

/s/ Sean Collins Sean Collins	Director

/s/ Richard Lumb Richard Lumb	Director

/s/ Andrew A. Main Andrew A. Main	Director